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                                  Exhibit 10.33

                               PURCHASE AGREEMENT

        This Agreement is between Nitches, Inc., a California corporation ("Nitches") and Ulterior Motives, Inc., a New York limited liability corporation ("UM").

        As of September 1, 1997 Nitches will sell to UM at cost and UM will purchase at cost the fabric, work-in-process, and finished goods resulting from production orders placed by Nitches after June 1, 1997.

        Furthermore, as of September 1, 1997, for the period of one year, Nitches will provide the following services for the associated fees:

Letters of Credit                       3% of Negotiated Value and Bank Fees
Financing                               Prime plus 1.5% of average balance
Production Placement                    5.0% of Negotiated LC Value (FOB)
Data Processing                         0.5% of Gross Sales (Order Entry,
                                        Processing, Invoicing, reporting,
                                        Master Files, etc.)
Warehousing                             3.0% of Gross Sales plus actual
                                        supplies consumed
Accounting                              0.5% of Gross Sales
Factor and Collection                   .75% of Gross Sales
Administration                          0.5% of Gross Sales

        Nitches will also purchase from UM all net accounts receivable that Congress Talcott will factor for Nitches. Net accounts receivable is less all discounts, returns, chargebacks, handling charges, and any other store credits. All non-factorable accounts receivable will remain the property of UM and will be at risk to UM for collection.

        Nitches will pay for and UM will reimburse all miscellaneous out of pocket expenses that are mutually agreed upon (e.g., samples, courier, etc.).

        Nitches will exclusively license to UM the Ulterior Motives, UM & Company, Schemes, and Avocado trademarks so long as UM subleases from Nitches the space at 1450 Broadway that UM occupied as of September 1, 1997. The monthly rent will be $3,400 plus prorata share of operating expenses. The sublease will continue until March 1, 2000, at which time if all monies due Nitches have been paid, Nitches will transfer ownership of the trademark.

For Ulterior Motives, Inc.:              For Nitches, Inc.:

Stacey Cunn                              Steven P. Wyandt
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Stacey Cunn                              Steven P. Wyandt



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